BofI Holding, Inc. Announces Record Net Income
Third Quarter and Year-to-Date Net Income Up 14.1%

SAN DIEGO, CA – (MARKETWIRED) – April 25, 2017 – BofI Holding, Inc. (NASDAQ: BOFI) (“BofI”), parent company of BofI Federal Bank (the “Bank”), today announced financial results for the third fiscal quarter ended March 31, 2017. Net income was a record $41.0 million, an increase of 14.1% over net income of $35.9 million for the quarter ended March 31, 2016. Earnings attributable to BofI’s common stockholders were $40.9 million or $0.63 per diluted share for the third quarter of fiscal 2017, an increase of 14.2% from $35.8 million or $0.56 per diluted share for the third quarter ended March 31, 2016.
Adjusted earnings, a non-GAAP measure, which excludes the after-tax impact of gains and losses associated with our securities portfolio, increased 13.5% to $40.9 million for the quarter ended March 31, 2017 compared to $36.0 million for the quarter ended March 31, 2016.

Third Quarter Fiscal 2017 Financial Summary:

	Three Months Ended March 31
(Dollars in thousands, except per share data)	Q3 Fiscal 2017	Q3 Fiscal 2016	% Change
Net interest income	$88,559	$69,557	27.3%
Non-interest income	$23,168	$23,316	(0.6)%
Net income	$40,994	$35,914	14.1%
Adjusted earnings[1]	$40,871	$35,995	13.5%
Net income attributable to common stockholders	$40,917	$35,837	14.2%
Diluted EPS	$0.63	$0.56	12.5%

1 See “Use of Non-GAAP Financial Measures”

For the nine months ended March 31, 2017, net income was a record $102.2 million, an increase of 14.1% over net income of $89.6 million for the nine months ended March 31, 2016. Earnings attributable to BofI’s common stockholders were $102.0 million or $1.57 per diluted share for the nine months ended March 31, 2017, an increase of 14.1% from $89.3 million or $1.39 per diluted share for the nine months ended March 31, 2016. Record earnings for the nine months ended March 31, 2017 were primarily the result of growth in both the Bank’s loan and lease portfolio and its fee income businesses.

“Strong loan production across our single family mortgage, multifamily mortgage, C&I lending businesses and consumer lending resulted in a 12.5% increase in earnings per share and a 21.6% increase in book value per share year-over-year,” explained Greg Garrabrants, President and CEO of BofI. “Despite ongoing investments across our enterprise, we maintained a strong efficiency ratio of 31.73% this quarter, below our long term target of 35%-36%. Our ability to grow loans and deposits and increase net interest income in a rising rate environment is a testament to the diversity and scalability of our efficient, direct banking model.”

The Bank has a long-term agreement with H&R Block, Inc. to offer co-branded financial products to H&R Block customers. This was the first tax season that the Bank purchased H&R Block-branded Refund Advance loans at a discount. The discount accretion from Refund Advance purchases was included in interest income and was the primary reason the net interest margin for the quarter ended March 31, 2017 increased to 4.24% compared to 3.85% last year.

“We completed another successful quarter, with a strong net interest margin,” stated Mr. Micheletti, Executive Vice President and Chief Financial Officer. “Excluding the impact from H&R Block seasonal loan products, including the new Refund Advance, and excess liquidity related to tax refunds, our net interest margin would have been 3.93%. Overall credit quality remains strong this quarter, as evidenced by one basis point of net recoveries on average loans and only 39 basis points of non-performing assets to total assets at the end of this quarter. The increase in our loan loss provision this quarter was driven almost entirely by reserves for Refund Advance loans, which has had credit losses below our projections.”

Other Highlights:

•	Total assets reached $8,700.0 million, up $996.4 million or 12.9% compared to March 31, 2016

•	Loan and lease portfolio grew by $986.0 million or 16.3% compared to March 31, 2016

•	Loan and lease originations and purchases for the three months ended March 31, 2017 were $1,561.0 million, up 25.0% compared to the quarter ended March 31, 2016

•	Deposits grew by $751.6 million, or 12.4% compared to March 31, 2016

•	Asset quality remains strong with total non-performing assets of 0.39% of total assets at March 31, 2017

•	Return on average common stockholders’ equity was 21.10% for the three months ended March 31, 2017

•	Tangible book value increased to $12.44 per share, up $2.21 per share compared to March 31, 2016
Third Quarter Fiscal 2017 Income Statement Summary
During the quarter ended March 31, 2017, BofI earned $41.0 million or $0.63 per diluted share compared to $35.9 million, or $0.56 per diluted share for the quarter ended March 31, 2016. Net interest income increased $19.0 million or 27.3% for the quarter ended March 31, 2017 compared to March 31, 2016, due to interest and discount amortization from our seasonal loan products, Emerald Advance and Refund Advance, as well as the $1.1 billion growth in average-earning assets.
The loan and lease loss provision was $4.9 million for the quarter ended March 31, 2017 compared to $2.0 million for the quarter ended March 31, 2016. The increase in the provision is primarily the result of additional provision for our Refund Advance product, loan growth and a change in the mix of loans, partially offset by net recoveries of $0.2 million during the three months ended March 31, 2017.
For the third quarter ended March 31, 2017, non-interest income was $23.2 million compared to $23.3 million for the three months ended March 31, 2016. The decrease year over year was the result of decreases in mortgage banking income of $2.0 million and a $0.8 million decrease in gain on sale – other due to decreased sales of structured settlements, partially offset by increased banking service fees and other income of $1.2 million, primarily due to increased fees related to seasonal H&R Block-branded products and service fee income, and a $1.1 million increase prepayment penalty fee income.
Non-interest expense or operating costs increased $6.0 million to $35.4 million for the quarter ended March 31, 2017 from $29.4 million for the three months ended March 31, 2016. The increase was mainly a result of an increase in salaries and related expense of $4.3 million related to staffing added since March 31, 2016, an increase in advertising and promotional of $0.7 million, an increase of $0.4 million in other general and administrative costs, an increase in occupancy and equipment of $0.3 million, and an increase of $0.2 million in depreciation and amortization. The increases in operating costs are primarily to support loan and deposit growth, as well as data processing and software initiatives.
Balance Sheet Summary
BofI’s total assets increased $1,100.7 million, or 14.5%, to $8,700.0 million, as of March 31, 2017, up from $7,599.3 million at June 30, 2016. The loan portfolio increased $666.0 million on a net basis, primarily from portfolio loan originations and purchases of $3,317.9 million less principal repayments and other adjustments of $2,651.9 million. Loans held for sale decreased $32.1 million. Investment securities decreased $95.6 million primarily due to sales and principal repayments. Total liabilities increased by $984.0 million, or 14.2%, to $7,899.7 million at March 31, 2017, up from $6,915.7 million at June 30, 2016. The increase in total liabilities resulted primarily from growth in deposits of $755.6 million. Stockholders’ equity increased by $116.7 million, or 17.1%, to $800.3 million at March 31, 2017 from $683.6 million at June 30, 2016. The increase was primarily the result of $102.2 million in net income and $6.1 million in unrealized gain in available-for-sale securities in other comprehensive income.

The Bank’s Tier 1 core capital to adjusted average assets ratio was 9.11% at March 31, 2017.
Conference Call
A conference call and webcast will be held on Tuesday, April 25, 2017 at 5:00 PM Eastern / 2:00 PM Pacific. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial: 877-407-8293. The conference call will be webcast live and may be accessed at BofI’s website, http://www.bofiholding.com. For those unable to listen to the live broadcast, a replay will be available until Thursday, May 25, 2017, at BofI’s website and telephonically by dialing toll-free number 877-660-6853, passcode 13659349.
About BofI Holding, Inc. and BofI Federal Bank
BofI Holding, Inc. is the holding company for BofI Federal Bank, a nationwide bank that provides financing for single and multifamily residential properties, small-to-medium size businesses in target sectors, and selected specialty finance receivables. With approximately $8.7 billion in assets, BofI Federal Bank provides consumer and business banking products through its low-cost distribution channels and affinity partners. BofI Holding, Inc.’s common stock is listed on the NASDAQ Global Select Market under the symbol “BOFI” and is a component of the Russell 2000® Index, the S&P SmallCap 600® Index, and the KBW Nasdaq Financial Technology Index. For more information on BofI Federal Bank, please visit bofifederalbank.com.
Use of Non-GAAP Financial Measures
In addition to the results presented in accordance with GAAP, this report includes non-GAAP financial measures such as adjusted earnings. Adjusted earnings exclude realized and unrealized gains and losses associated with our securities portfolios. Excluding these gains and losses provides investors with an understanding of BofI’s core lending and mortgage banking business. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Readers should be aware of these limitations and should be cautious as to their use of such measures. Although BofI believes the non-GAAP financial measures disclosed in this report enhance investors’ understanding of its business and performance, these non-GAAP measures should not be considered in isolation, or as a substitute for GAAP basis financial measures. Below is a reconciliation of GAAP net income to adjusted earnings:

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
(Dollars in thousands)	2017	2016	2017	2016
Net income	$40,994	$35,914	$102,191	$89,564
Realized securities losses (gains)	(312)	14	(2,924)	(919)
Unrealized securities losses (gains)	98	125	1,001	392
Tax (provision) benefit	91	(58)	812	220
Adjusted earnings[1]	$40,871	$35,995	$101,080	$89,257
1. The non-GAAP adjusted earnings calculation does not exclude FHLB special dividends due to their repeated occurrence.

Forward-Looking Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements relating to BofI’s financial prospects and other projections of its performance and asset quality, BofI’s ability to grow and increase its business, diversify its lending, the outcome and effects of pending class action litigation filed against the Company, and the anticipated timing and financial performance of offerings, initiatives or acquisitions. These forward-looking statements are made on the basis of the views and assumptions of management regarding future events and performance as of the date of this press release. Actual results and the timing of events could differ materially from those expressed or implied in such forward-looking statements as a result of risks and uncertainties, including without limitation changes in interest rates, inflation, government regulation, general economic conditions, conditions in the real estate markets in which we operate and other factors beyond our control. These and other risks and uncertainties detailed in BofI’s periodic reports filed with the Securities and Exchange Commission could cause actual results to differ materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and BofI undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Investor Relations Contact:
Johnny Lai, CFA
VP, Corporate Development & Investor Relations
858-649-2218
jlai@bofifederalbank.com

The following tables set forth certain selected financial data concerning the periods indicated:
BOFI HOLDING, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands)

	March 31, 2017	June 30, 2016	March 31, 2016
Selected Balance Sheet Data:
Total assets	$8,700,031	$7,599,304	$7,703,605
Loans and leases—net of allowance for loan and lease losses	7,020,700	6,354,679	6,034,700
Loans held for sale, at fair value	14,696	20,871	42,682
Loans held for sale, lower of cost or fair value	7,607	33,530	59,988
Allowance for loan and lease losses	42,525	35,826	36,931
Securities	376,650	472,205	497,536
Total deposits	6,799,631	6,044,051	6,048,031
Securities sold under agreements to repurchase	35,000	35,000	35,000
Advances from the FHLB	961,000	727,000	858,000
Subordinated notes and debentures and other	54,450	56,016	54,138
Total stockholders’ equity	800,304	683,590	653,289

Capital Ratios:
Equity to assets at end of period	9.20%	8.99%	8.48%
BofI Holding, Inc:
Tier 1 leverage (core) capital to adjusted average assets	9.47%	9.12%	8.99%
Common equity tier 1 capital (to risk-weighted assets)	14.50%	14.42%	14.29%
Tier 1 capital (to risk-weighted assets)	14.59%	14.53%	14.40%
Total capital (to risk-weighted assets)	16.36%	16.36%	16.32%
BofI Federal Bank:
Tier 1 leverage (core) capital to adjusted average assets	9.11%	8.78%	8.62%
Common equity tier 1 capital (to risk-weighted assets)	14.04%	14.00%	13.83%
Tier 1 capital (to risk-weighted assets)	14.04%	14.00%	13.83%
Total capital (to risk-weighted assets)	14.88%	14.75%	14.63%

BOFI HOLDING, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands, except per share data)

	At or for the Three Months Ended		At or for the Nine Months Ended
	March 31,		March 31,
	2017	2016	2017	2016
Selected Income Statement Data:
Interest and dividend income	$106,962	$84,282	$288,743	$231,446
Interest expense	18,403	14,725	54,044	39,590
Net interest income	88,559	69,557	234,699	191,856
Provision for loan and lease losses	4,862	2,000	10,862	7,800
Net interest income after provision for loan and lease losses	83,697	67,557	223,837	184,056
Non-interest income	23,168	23,316	54,601	49,325
Non-interest expense	35,448	29,408	101,626	79,771
Income before income tax expense	71,417	61,465	176,812	153,610
Income tax expense	30,423	25,551	74,621	64,046
Net income	$40,994	$35,914	$102,191	$89,564
Net income attributable to common stock	$40,917	$35,837	$101,959	$89,332

Per Share Data:
Net income:
Basic	$0.63	$0.56	$1.57	$1.39
Diluted	$0.63	$0.56	$1.57	$1.39
Book value per common share	$12.55	$10.28	$12.55	$10.28
Tangible book value per common share	$12.44	$10.23	$12.44	$10.23

Weighted average number of shares outstanding:
Basic	64,982,389	64,485,865	64,809,926	64,195,582
Diluted	64,982,389	64,486,816	64,809,926	64,203,207
Common shares outstanding at end of period	63,390,389	63,060,732	63,390,389	63,060,732
Common shares issued at end of period	64,798,821	64,177,770	64,798,821	64,177,770

Performance Ratios and Other Data:
Loan and lease originations for investment	$1,044,107	$857,557	$3,040,990	$2,673,577
Loan originations for sale	$239,931	$250,876	$1,084,387	$1,155,329
Loan and lease purchases	$276,917	$140,109	$276,917	$140,493
Return on average assets	1.94%	1.95%	1.72%	1.82%
Return on average common stockholders’ equity	21.10%	22.59%	18.48%	19.99%
Interest rate spread[1]	4.00%	3.55%	3.81%	3.77%
Net interest margin[2]	4.24%	3.85%	4.02%	3.97%
Efficiency ratio	31.73%	31.66%	35.13%	33.08%

Asset Quality Ratios:
Net annualized charge-offs to average loans and leases	(0.01)%	0.01%	0.01%	(0.02)%
Non-performing loans and leases to total loans and leases	0.47%	0.39%	0.47%	0.39%
Non-performing assets to total assets	0.39%	0.31%	0.39%	0.31%
Allowance for loan and lease losses to total loans and leases at end of period	0.65%	0.61%	0.65%	0.61%
Allowance for loan and lease losses to non-performing loans and leases	138.09%	154.06%	138.09%	154.06%
_________________________

1.	Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the annualized weighted average rate paid on interest-bearing liabilities

2.	Net interest margin represents annualized net interest income as a percentage of average interest-earning assets